PARTNERSHIP INTEREST PURCHASE AGREEMENT

BY AND AMONG

HOME SOLUTIONS OF AMERICA, INC.

FSS HOLDING CORP.

GRASSMERE COMPUTER PRODUCTS, INC.

AND

MERRITT COMPUTER PRODUCTS, L.P.
(D/B/A AMHERST MERRITT INTERNATIONAL)

FOR THE ACQUISITION OF 100% OF THE
OUTSTANDING PARTNERSHIP INTERESTS
IN
FIBER-SEAL SYSTEMS, L.P.

July 31, 2003

PARTNERSHIP INTEREST PURCHASE AGREEMENT

This Partnership Interest Purchase Agreement (this "Agreement") is entered into as of July 31, 2003 (the "Closing Date"), by and among Home Solutions of America, Inc., a Delaware corporation ("HSOA"), FSS Holding Corp., a Texas corporation and wholly-owned subsidiary of HSOA ("SUBSIDIARY"), Grassmere Computer Products, Inc., a Texas corporation ("GRASSMERE"), and Merritt Computer Products, L.P. d/b/a Amherst Merritt International, a Texas limited partnership ("AMHERST").  HSOA, SUBSIDIARY, GRASSMERE, and AMHERST are referred to herein individually as a "Party" and collectively as the "Parties."

WITNESSETH:

            WHEREAS, Fiber-Seal Systems, L.P., a Texas limited partnership ("FIBER-SEAL") is currently engaged in the business of selling and franchising the Fiber-Seal® furniture care system;

WHEREAS, GRASSMERE and AMHERST (together, the "PARTNERS") own an aggregate of 100% of the outstanding partnership interests in FIBER-SEAL; and

            WHEREAS, the PARTNERS desire for FIBER-SEAL to become a wholly-owned subsidiary of HSOA, through the sale by the PARTNERS to HSOA and SUBSIDIARY of 100% of the outstanding partnership interests in FIBER-SEAL, and HSOA desires to so acquire FIBER-SEAL as a wholly-owned subsidiary, in exchange for shares of common stock of HSOA and other consideration to be paid to the PARTNERS.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual undertakings and covenants herein, and for such other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I

THE PARTNERSHIP INTEREST PURCHASE

1.1              The Partnership Interest Purchase.  Upon the execution of this Agreement, subject to the terms and conditions hereof and in reliance on the representations and warranties made pursuant hereto, (a) GRASSMERE hereby sells to SUBSIDIARY, and SUBSIDIARY hereby purchases from GRASSMERE, GRASSMERE's 0.1% partnership interest in FIBER-SEAL (the "GRASSMERE Interest"), and (b) AMHERST hereby sells to HSOA, and HSOA hereby purchases from AMHERST, AMHERST's 99.9% partnership interest in FIBER-SEAL (the "AMHERST Interest") (together, the GRASSMERE Interest and the AMHERST Interest are referred to herein as the "Fiber-Seal Interests"), for the consideration set forth in Section 1.2 hereof.

1.2              Consideration.  In consideration for HSOA's purchase of the AMHERST Interest and SUBSIDIARY's purchase of the GRASSMERE Interest, HSOA shall issue the PARTNERS the following consideration:

(a)        an aggregate of 300,000 shares (the "HSOA Shares") of common stock, $.001 par value per share, of HSOA ("HSOA Common Stock") (299,700 shares shall be issued to AMHERST (the "AMHERST Shares") and 300 shares shall be issued to GRASSMERE (the "GRASSMERE Shares"); provided, however, that 30,000 of the AMHERST Shares (the "Escrow Shares") shall be delivered to the Escrow Agent and held in escrow subject to the Escrow Agreement (defined below);

(b)        a subordinated promissory note issued to AMHERST in the original principal amount of $520,000, in the form attached hereto as Exhibit A (the "Note"), secured by HSOA's and SUBSIDIARY's pledge to AMHERST of the Fiber-Seal Interests pursuant to a Partnership Interest Pledge Agreement in the form attached hereto as Exhibit B (the "Pledge Agreement");

(c)        a warrant issued to AMHERST to purchase 250,000 shares of HSOA Common Stock, at an exercise price of $2.00 per share, subject to certain vesting requirements, in the form attached hereto as Exhibit C (the "Warrant").

1.3              Escrow.  On the Closing Date, HSOA, AMHERST, and the Escrow Agent (as defined in the Escrow Agreement) shall enter into an Escrow Agreement substantially in the form attached hereto as Exhibit D (the "Escrow Agreement").  On the Closing Date, (i) HSOA shall deliver to the Escrow Agent a stock certificate issued in AMHERST's name representing the Escrow Shares, as described in Section 1.2(a), for the purpose of securing the indemnification obligations of AMHERST and GRASSMERE set forth in this Agreement, and (ii) AMHERST shall deliver to the Escrow Agent a stock power in blank, duly executed by AMHERST.  The Escrow Shares shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof.  The Escrow Shares shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

1.4              The Closing.  The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of HSOA in Houston, Texas.

1.5               Actions at the Closing.  At the Closing, (a) each PARTNER shall deliver an executed assignment that assigns its respective Fiber-Seal Interest to HSOA or SUBSIDIARY, as the case may be, along with the minute book and all organizational documents of FIBER-SEAL, and (b) HSOA shall deliver the Warrant,  Note, and Pledge Agreement to AMHERST, and (c) additionally, each Party shall execute and deliver to the other Party such additional agreements as required by the conditions set forth in Article IV.  Within three business days following the Closing, HSOA shall deliver (i) stock certificates representing the GRASSMERE Shares to GRASSMERE, (ii) stock certificates representing the Escrow Shares to the Escrow Agent, (iii) stock certificates representing all of the AMHERST Shares other than the Escrow Shares to AMHERST.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF
THE PARTNERS

Except as set forth in the FIBER-SEAL Disclosure Schedule attached hereto (which schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II, and the disclosures in any paragraph of the FIBER-SEAL Disclosure Schedule shall qualify only the corresponding paragraph in this Article II, the "FIBER-SEAL Disclosure Schedule"), the PARTNERS each jointly and severally represent and warrant to HSOA, as of the Closing Date (which representations and warranties shall survive the Closing to the extent provided in Section 5.3 hereof), as follows; provided, however, that, notwithstanding any language in this Agreement to the contrary, such representations and warranties shall be limited to events that have occurred during the time that the PARTNERS have owned FIBER-SEAL, or July 1, 2002:

2.1              Organization, Qualification and Corporate Power.  FIBER-SEAL is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas.  FIBER-SEAL is duly qualified to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect (as defined in Article VII) on the business, business prospects, assets, results of operations or financial condition of FIBER-SEAL.  FIBER-SEAL has all requisite power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it.  FIBER-SEAL has furnished to HSOA true and complete copies of its organizational documents, each as amended and as in effect on the date hereof.  On the Closing Date, FIBER-SEAL is not in default under or in violation of any provision of its organizational documents.

2.2              Capitalization.

(a)        On the Closing Date, the capitalization of FIBER-SEAL consists of a 0.1% general partners' interest, which is the GRASSMERE Interest, and a 99.9% limited partners' interest, which is the AMHERST Interest.  The Fiber-Seal Interests are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.  There are no outstanding or authorized options, warrants, rights, agreements or commitments to which FIBER-SEAL is a party or which are binding upon FIBER-SEAL providing for the issuance, disposition or acquisition of any partnership interest.  There are no agreements, voting trusts, proxies, or understandings with respect to the voting, or registration under the Securities Act of 1933, as amended (the "Securities Act"), of any Fiber-Seal Interest.  All of the issued and outstanding Fiber-Seal Interests was issued in compliance with applicable federal and state securities laws.

(b)        There are no equity securities of any class of FIBER-SEAL or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding.  There are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which FIBER-SEAL or either PARTNER is a party or by which it is bound obligating FIBER-SEAL or either PARTNER to issue, deliver or sell, or cause to be issued, delivered or sold, existing or additional securities of FIBER-SEAL or obligating FIBER-SEAL to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement, including as a result of the transaction contemplated by this Agreement.

2.3              Good Title to Fiber-Seal Interests.  GRASSMERE owns beneficially and of record, and has good and indefeasible title to, the GRASSMERE Interest, free of all Security Interests (defined in Article VII), pledges, charges, liens, or encumbrances of any kind.  AMHERST owns beneficially and of record, and has good and indefeasible title to, the AMHERST Interest, free of all Security Interests, pledges, charges, liens, or encumbrances of any kind.  Neither PARTNER acquired any of the Fiber-Seal Interests in violation of any preemptive right of any Person (as defined in Article VII).

2.4              Authorization of AMHERST.  AMHERST has all requisite power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder.  The performance by AMHERST under this Agreement and the consummation by AMHERST of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of AMHERST.  This Agreement has been duly and validly executed and delivered by AMHERST and constitutes a valid and binding obligation of AMHERST, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditor's rights generally, or by general equitable principles, and to the extent any indemnification or contribution provisions thereof may be limited by applicable federal or state securities laws.

2.5              Authorization of GRASSMERE.  GRASSMERE has all requisite power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder.  The performance by GRASSMERE under this Agreement and the consummation by GRASSMERE of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of GRASSMERE.  This Agreement has been duly and validly executed and delivered by GRASSMERE and constitutes a valid and binding obligation of GRASSMERE, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditor's rights generally, or by general equitable principles, and to the extent any indemnification or contribution provisions thereof may be limited by applicable federal or state securities laws.

2.6              Noncontravention.  Except as disclosed on Section 2.6 of the FIBER-SEAL Disclosure Schedule, neither the execution and delivery of this Agreement by the PARTNERS, nor the consummation of the transactions contemplated hereby, will (a) conflict with or violate any provision of the organizational documents of FIBER-SEAL, (b) require on the part of FIBER-SEAL any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or Governmental Authority (as defined in Article VII), (c)  conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which FIBER-SEAL is a party or by which FIBER-SEAL is bound or to which any of its assets is subject, (d) result in the imposition of any Security Interest upon any assets of FIBER-SEAL or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to FIBER-SEAL or any of its properties or assets.  By executing this Agreement, each PARTNER hereby gives written consent to the other PARTNER's sale of its Fiber-Seal Interest, as required under Section 6.1 of the FIBER-SEAL Limited Partnership Agreement dated June 21, 2002.

2.7                No Subsidiaries.  There is no corporation, partnership, or other business enterprise in which FIBER-SEAL has any direct or indirect equity interest.

2.8              Financial Statements.  FIBER-SEAL has provided to HSOA the unaudited balance sheets and statements of income, changes in partnership capital and cash flows of FIBER-SEAL as of and for the year ended December 31, 2002, and as of and for the three-month period ended March 31, 2003 (the balance sheet included therein and dated as of March 31, 2003, being referred to herein as (the "Most Recent Balance Sheet").  Such financial statements (collectively, the "Financial Statements") have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, fairly present the financial condition, results of operations and cash flows of FIBER-SEAL as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of FIBER-SEAL.  FIBER-SEAL has never retained an independent accounting firm to conduct an audit of its financial statements.

2.9              Internal Accounting Controls.  FIBER-SEAL (a) keeps books, records, and accounts that accurately, fairly, and in reasonable detail reflect its assets and transactions, and (b) maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are accurately and promptly recorded to permit the preparation of its financial statements, (ii) transactions are executed in accordance with management's specific or general authorizations, and (iii) access to its assets is permitted only in accordance with management's general or specific authorization.

2.10          Undisclosed Liabilities.  FIBER-SEAL has no liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due, including without limitation any liability for taxes and interest, penalties, and other charges payable with respect to any such liability or obligation), except for (a) liabilities shown on the Most Recent Balance Sheet, (b) liabilities which have arisen since the Most Recent Balance Sheet in the Ordinary Course of Business (as defined in Article VII) and not in excess of $25,000 in the aggregate or $2,500 individually and (c) contractual liabilities incurred in the Ordinary Course of Business that are not required by GAAP to be reflected on a balance sheet and are disclosed on Section 2.10 of the FIBER-SEAL Disclosure Schedule.

2.11          Absence of Certain Changes.  Except as provided for or contemplated in this Agreement, or disclosed on Section 2.11 of the FIBER-SEAL Disclosure Schedule, since January 1, 2003, with respect to FIBER-SEAL, there has not been:

(a)        any transaction not in the Ordinary Course of Business that has had or could have a Material Adverse Effect;

(b)        any change in the business, property, assets, liabilities (whether absolute, accrued, contingent, or otherwise), operations, liquidity, income, condition (financial or otherwise), prospects, or net worth of FIBER-SEAL that has had or could have a Material Adverse Effect;

(c)        distributions of any assets of any kind to the PARTNERS, or a redemption, or agreement or authorization to redeem any Fiber-Seal Interest;

(d)        any damage, destruction, or loss, extraordinary or otherwise and whether or not covered by insurance, that has had or could have a Material Adverse Effect;

(e)        any material amendment permitted or made with regard to any material contract, license, or agreement to which FIBER-SEAL is a party;

(f)         any acquisition or disposition by FIBER-SEAL of any property or asset, whether real or personal, having a fair market value in an amount greater than $5,000;

(g)        any mortgage, pledge, or subjection to lien, charge, or encumbrance of any kind or on any of the respective properties or assets of FIBER-SEAL;

(h)        any increase in, or commitment to increase, the compensation payable or to become payable to any officer, director, employee, or agent of FIBER-SEAL, or any bonus payment or similar arrangement made to or with any of such officers, directors, employees, or agents;

(i)         any incurrence of, guarantee of, assumption of, or taking any property subject to, any liability;

(j)         any adoption of a plan or agreement or amendment to any plan or agreement providing any new or additional benefits for officers, directors, or employees;

(k)        any material alteration in the manner of keeping the books, accounts, or records of FIBER-SEAL, or in the accounting practices therein reflected;

(l)         any release or discharge of any obligation or liability of any Person to FIBER-SEAL of any nature whatsoever;

(m)       any delay by FIBER-SEAL in paying any debt, charge, or amount owed by it in excess of 30 days past the date such amount was due;

(n)        any increase or decrease of (i) any amounts charged for services rendered or products sold by FIBER-SEAL; or (ii) inventory ordered;

(o)        any facts or circumstances that may reasonably result in the loss of customers, suppliers, or vendors, including without limitation, any notices, statements, or circumstances indicating that any customer, supplier, or vendor has or will terminate or alter its business relationship with FIBER-SEAL;

(p)        any loan to any officer, partner, or any Affiliate (as defined in Article VII) thereof;

(q)        any other event or condition of any character which has had or could have a Material Adverse Effect; or

(r)        any agreement or authorization to do any of the above.

2.12          Tax Matters.

(a)                FIBER-SEAL has filed all Tax Returns (as defined below) that it was required to file prior to the date of this Agreement and all such Tax Returns were correct and complete in all material respects.  FIBER-SEAL has paid all Taxes (as defined below) that are shown to be due on any such Tax Returns.  The unpaid Taxes of FIBER-SEAL for tax periods through the date of the Most Recent Balance Sheet do not exceed the accruals and reserves for Taxes set forth on the Most Recent Balance Sheet.  FIBER-SEAL has no actual or potential liability for any Tax obligation of any taxpayer (including without limitation any affiliated group of corporations or other entities that included FIBER-SEAL during a prior period) other than FIBER-SEAL.  All Taxes that either FIBER-SEAL is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Authority.  For purposes of this Agreement, "Taxes" means all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.  For purposes of this Agreement, "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

(b)               FIBER-SEAL has delivered to HSOA correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by FIBER-SEAL since January 1, 2000 that it has in its possession.  To the Knowledge of the PARTNERS (as defined in Article VII) the federal income Tax Returns of FIBER-SEAL have never been audited by the Internal Revenue Service.  No examination or audit of any Tax Returns of FIBER-SEAL by any Governmental Authority is currently in progress or, to the Knowledge of either PARTNER, threatened or contemplated.  FIBER-SEAL has not waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a tax assessment or deficiency.

2.13          Assets.  FIBER-SEAL owns or leases all tangible assets necessary and sufficient for the conduct of its businesses as presently conducted and as presently proposed to be conducted.  Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.  No asset of FIBER-SEAL  (tangible or intangible) is subject to any Security Interest, except as disclosed on Section 2.13 of the FIBER-SEAL Disclosure Schedule.

2.14          Real Property.  FIBER-SEAL does not own any real property.

2.15          Intellectual Property.

(a)                FIBER-SEAL owns or has the right to use all Intellectual Property (as defined below) necessary for, or used in, the operation of its business as presently conducted (the "FIBER-SEAL Intellectual Property"). Each item of FIBER-SEAL Intellectual Property will continue to be owned or available for use by FIBER-SEAL on and after the Closing Date. FIBER-SEAL has taken all reasonable measures to protect the proprietary nature of each item of FIBER-SEAL Intellectual Property, and to maintain in confidence all trade secrets and confidential information that it owns or uses, including, without limitation, maintaining all registrations and paying all fees associated therewith. To the Knowledge of either PARTNER, (a) no other Person has any rights to any FIBER-SEAL Intellectual Property owned by FIBER-SEAL, and (b) no other Person is infringing, violating or misappropriating any FIBER-SEAL Intellectual Property. FIBER-SEAL has made available to HSOA complete and accurate copies of all written documentation in FIBER-SEAL's possession relating to claims or disputes known to any of them concerning any item of FIBER-SEAL Intellectual Property. For purposes of this Agreement, "Intellectual Property" means all (i) patents and patent applications, (ii) copyrights and registrations thereof, (iii) mask works and registrations and applications for registration thereof, (iv) computer software, data and documentation, (v) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know‑how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (vi) trademarks, service marks, trade names and applications and registrations therefor and (vii) other proprietary rights relating to any of the foregoing. Section 2.15(a) of the FIBER-SEAL Disclosure Schedule lists each patent, patent application, copyright registration or application therefor, and trademark or service mark registration or application therefor of FIBER-SEAL .

(b)               None of the activities or business presently conducted by FIBER-SEAL infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any Person.  FIBER-SEAL has not received any complaint, claim or notice alleging any such infringement, violation or misappropriation, and no such claim has been threatened by any third party.

(c)                Section 2.15(c) of the FIBER-SEAL Disclosure Schedule identifies each license or other agreement (or type of license or other agreement) pursuant to which FIBER-SEAL has licensed, distributed or otherwise granted any rights to any third party with respect to, any of the FIBER-SEAL Intellectual Property.

(d)               Section 2.15(d) of the FIBER-SEAL Disclosure Schedule identifies each item of FIBER-SEAL Intellectual Property that is owned by a party other than FIBER-SEAL, and the license or agreement pursuant to which FIBER-SEAL uses it (excluding off‑the‑shelf software programs licensed by FIBER-SEAL pursuant to "shrink wrap" licenses).

2.16          Inventory.  All inventory of FIBER-SEAL, whether or not reflected on the Most Recent Balance Sheet, consists of a quality and quantity that are useable and saleable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written-off, written-down to net realizable value or otherwise provided for on the Most Recent Balance Sheet.  The quantities of each type of inventory, whether raw materials, work-in-process or finished goods, are not excessive in the present circumstances of FIBER-SEAL.  Section 2.16 of the FIBER-SEAL Disclosure Schedule lists all of FIBER-SEAL's work in process (identified by project), the percentage of completion of each such project, costs incurred to date, estimated gross profit, and total contract price with respect to each such project.

2.17          Real Property Leases.  Section 2.17 of the FIBER-SEAL Disclosure Schedule lists and describes briefly all real property leased or subleased to FIBER-SEAL and lists the term of any such lease, any extension and expansion options, and the rent payable thereunder.  FIBER-SEAL has delivered to HSOA correct and complete copies of the leases and subleases (as amended to date) listed in Section 2.17 of the FIBER-SEAL Disclosure Schedule.  With respect to each lease and sublease listed in Section 2.17 of the FIBER-SEAL Disclosure Schedule:

(a)                the lease or sublease is legal, valid, binding, enforceable and in full force and effect;

(b)               the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect on and immediately following the Closing Date in accordance with the terms thereof as in effect prior to the Closing Date;

(c)                no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(d)               there are no disputes, oral agreements or forbearance programs in effect as to the lease or sublease;

(e)                FIBER-SEAL has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

(f)                 all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities; and

(g)                to the Knowledge of either PARTNER, the owner of the facility leased or subleased has good and clear record and marketable title to the parcel of real property, free and clear of any Security Interest, easement, covenant or other restriction, except for recorded easements, covenants, and other restrictions that do not impair the intended uses, occupancy or value of the property subject thereto.

2.18          Contracts.  Section 2.18 of the FIBER-SEAL Disclosure Schedule lists the following written arrangements (including without limitation written agreements) to which FIBER-SEAL is a party:

(a)                any written arrangement (or group of related written arrangements) for the lease of personal property from or to third parties providing for lease payments in excess of $5,000 per annum;

(b)               any written arrangement (or group of related written arrangements) for the purchase or sale of raw materials, commodities, supplies, products or other personal property or for the furnishing or receipt of services (i) which calls for performance over a period of more than one year, (ii) which involves more than the sum of $5,000, or (iii) in which FIBER-SEAL (A) has granted manufacturing rights, (B) has granted "most favored nation" pricing provisions or exclusive marketing or distribution rights relating to any products or territory, (C) has agreed to purchase a minimum quantity of goods or services, or (D) has agreed to purchase goods or services exclusively from a certain party;

(c)                any written arrangement establishing a partnership or joint venture;

(d)               any written arrangement (or group of related written arrangements) under which it has created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) indebtedness (including capitalized lease obligations) involving more than $15,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

(e)                any written arrangement concerning confidentiality or noncompetition;

(f)                 any written arrangement involving either PARTNER or any of their Affiliates;

(g)                any written arrangement under which the consequences of a default or termination could have a Material Adverse Effect on the assets, business, financial condition, results of operations or future prospects of FIBER-SEAL, taken as a whole; and

(h)                any other written arrangement (or group of related written arrangements) currently in existence or which any provisions thereof are currently binding on FIBER-SEAL either (x) involving more than $15,000 or (y) not entered into in the Ordinary Course of Business.

            FIBER-SEAL has delivered to HSOA a correct and complete copy of each written arrangement (as amended to date) listed in Section 2.18 of the FIBER-SEAL Disclosure Schedule. With respect to each written arrangement so listed:  (i) the written arrangement is legal, valid, binding and enforceable and in full force and effect; (ii) the written arrangement will continue to be legal, valid, binding and enforceable and in full force and effect on and immediately following the Closing Date in accordance with the terms thereof as in effect prior to the Closing Date, subject to obtaining any consents required by such arrangement that are listed on Section 2.6 of the FIBER-SEAL Disclosure Schedule; and (iii) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration, under the written arrangement.  FIBER-SEAL is not party to any oral contract, agreement or other arrangement that, if reduced to written form, would be required to be listed in Section 2.18 of the FIBER-SEAL Disclosure Schedule under the terms of this Section 2.18.

2.19          Accounts Receivable.  All accounts receivable of FIBER-SEAL reflected on the Most Recent Balance Sheet are valid receivables subject to no setoffs or counterclaims and are current and collectible (within 60 days after the date on which it first became due and payable), net of the applicable reserve for bad debts on the Most Recent Balance Sheet.  All accounts receivable reflected in the financial or accounting records of FIBER-SEAL that have arisen since the Most Recent Balance Sheet are valid receivables subject to no setoffs or counterclaims and are collectible, net of a reserve for bad debts in an amount proportionate to the reserve shown on the Most Recent Balance Sheet.  Section 2.19 of the FIBER-SEAL Disclosure Schedule lists an aging schedule of all accounts receivable.

2.20          Powers of Attorney.  There are no outstanding powers of attorney executed on behalf of FIBER-SEAL .

2.21          Insurance.  Section 2.21 of the FIBER-SEAL Disclosure Schedule sets forth the name of the insurer, the name of the policyholder, the name of each covered insured, and the policy number, period of coverage, amount of insurance, and annual premium in respect of each such policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which FIBER-SEAL has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past five years.  (i) Each such insurance policy is enforceable and in full force and effect; (ii) such policy will continue to be enforceable and in full force and effect on and immediately following the Closing Date in accordance with the terms thereof as in effect prior to the Closing Date, subject to obtaining any consents required pursuant to such policy that are listed on Section 2.6 of the FIBER-SEAL Disclosure Schedule; (iii) FIBER-SEAL is not in breach or default (including with respect to the payment of premiums or the giving of notices) under such policy, and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination, modification or acceleration, under such policy; and (iv) FIBER-SEAL has not received any notice from the insurer disclaiming coverage or reserving rights with respect to a particular claim or such policy in general.  FIBER-SEAL has not incurred any loss, damage, expense or liability covered by any such insurance policy for which it has not properly asserted a claim under such policy.  FIBER-SEAL is covered by insurance in scope and amount customary and reasonable for the business in which it is engaged.

2.22          No Litigation.  There are no investigations, actions, suits, or claims pending or threatened against FIBER-SEAL or either PARTNER involving any of their respective properties or assets, whether at law or in equity, before or by any foreign, federal, state, municipal, or other governmental court, department, commission, board, bureau, agency, instrumentality, or other Person (a "Proceeding"), which may have a Material Adverse Effect upon FIBER-SEAL or the Fiber-Seal Interest.

2.23          No Warranties.  No product sold or service provided by FIBER-SEAL is subject to any guaranty, warranty, or other indemnity that, if enforced, either individually or in the aggregate, would have a Material Adverse Effect on FIBER-SEAL.

2.24          Employees; Labor Matters.  Section 2.24 of the FIBER-SEAL Disclosure Schedule contains a list of all employees of FIBER-SEAL, along with the position and the annual rate of compensation of each such person and the amount and date of each such employee's last raise.  To the Knowledge of either PARTNER, no key employee or group of employees of FIBER-SEAL has any plans to terminate employment with FIBER-SEAL.  There are no disputes, employee grievances or disciplinary actions pending, or to the Knowledge of either PARTNER, threatened, involving FIBER-SEAL and any of its present or former employees.  FIBER-SEAL has complied with all provisions of law relating to employment and employment practices, terms and conditions of employment, wages and hours, the failure to comply with which would have a Material Adverse Effect upon FIBER-SEAL, taken as a whole.  FIBER-SEAL is not engaged in any unfair labor practice and it does not have any liability for any arrears of wages or Taxes or penalties for failure to comply with any such provisions of law.  FIBER-SEAL is not a party to or bound by any collective bargaining agreement, and it has not experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes.  Neither PARTNER has any Knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of FIBER-SEAL.

2.25          Employee Benefits.

(a)                  Neither FIBER-SEAL nor any ERISA Affiliate (as defined below) has maintained, or contributed to, any Employee Benefit Plan (as defined below).  For purposes of this Agreement, "Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.  For purposes of this Agreement, "ERISA Affiliate" means any entity which is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes FIBER-SEAL.

(b)               Section 2.25(b) of the FIBER-SEAL Disclosure Schedule discloses each: (i) agreement with any director, executive officer or other key employee of FIBER-SEAL  (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving FIBER-SEAL of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any Person may receive payments from FIBER-SEAL  that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person's "parachute payment" under Section 280G of the Code; and (iii) agreement or plan binding FIBER-SEAL , including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan, or any Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

2.26          Environmental Matters.

(a)                FIBER-SEAL has complied with all applicable Environmental Laws (as defined in Article VII), except for violations of Environmental Laws that do not and will not, individually or in the aggregate, have a Material Adverse Effect on the assets, business, financial condition, results of operations or future prospects of FIBER-SEAL, taken as a whole.  There is no pending or, to the Knowledge of either PARTNER, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Authority, relating to any Environmental Law involving FIBER-SEAL, except for litigation, notices of violations, formal administrative proceedings or investigations, inquiries or information requests that will not, individually or in the aggregate, have a Material Adverse Effect on the assets, business, financial condition, results of operations or future prospects of FIBER-SEAL, taken as a whole.

(b)               There have been no releases of any Materials of Environmental Concern (as defined below) into the environment at any parcel of real property or any facility formerly or currently owned, operated or controlled by FIBER-SEAL. With respect to any such releases of Materials of Environmental Concern, FIBER-SEAL has given all required notices to Governmental Authorities (copies of which have been provided to HSOA).  FIBER-SEAL is not aware of any releases of Materials of Environmental Concern at parcels of real property or facilities owned, operated or controlled by persons other than FIBER-SEAL that could reasonably be expected to have an impact on the real property or facilities owned, operated or controlled by FIBER-SEAL.  For purposes of this Agreement, "Materials of Environmental Concern" means any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), solid wastes and hazardous wastes (as such terms are defined under the Federal Resources Conservation and Recovery Act), toxic materials, oil or petroleum and petroleum products, or any other material subject to regulation under any Environmental Law.

(c)                Set forth in Section 2.26(c) of the FIBER-SEAL Disclosure Schedule is a list of all environmental reports, investigations and audits relating to premises currently or previously owned or operated by FIBER-SEAL  (whether conducted by or on behalf of FIBER-SEAL or a third party, and whether done at the initiative of FIBER-SEAL or directed by a Governmental Authority or other third party) which were issued or conducted during the past five years and which FIBER-SEAL  has possession of or access to.  Complete and accurate copies of each such report, or the results of each such investigation or audit, have been provided to HSOA.

(d)               Set forth in Section 2.26(d) of the FIBER-SEAL Disclosure Schedule is a list of all of the solid and hazardous waste transporters and treatment, storage and disposal facilities that have been utilized by FIBER-SEAL since November 19, 1980.  FIBER-SEAL is not aware of any material environmental liability of any such transporter or facility.

2.27          Legal Compliance.  FIBER-SEAL and the conduct and operations of its business are in compliance with each law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Authority, which (a) affects or relates to this Agreement or the transactions contemplated hereby or (b) is applicable to FIBER-SEAL or its business.

2.28          Permits.  Section 2.28 of the FIBER-SEAL Disclosure Schedule sets forth a list of all permits, licenses, registrations, certificates, orders or approvals from any Governmental Authority (including without limitation those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property) ("Permits") issued to or held by FIBER-SEAL.  Such listed Permits are the only Permits that are required for FIBER-SEAL to conduct its business as presently conducted or as proposed to be conducted, except for those the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on FIBER-SEAL, taken as a whole.  Each such Permit is in full force and effect and, to the Knowledge of either PARTNER, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration.  Each such Permit will continue in full force and effect on and following the Closing Date.

2.29          Certain Business Relationships With Affiliates.  Except for those transactions described in Section 2.29 of the FIBER-SEAL Disclosure Schedule, no Affiliate of FIBER-SEAL (a) owns any property or right, tangible or intangible, which is used in the business of FIBER-SEAL, (b) has any claim or cause of action against FIBER-SEAL, or (c) owes any money to, or is owed money by, FIBER-SEAL.

2.30          [NOT USED]

2.31          Books and Records.  FIBER-SEAL has furnished or made available to HSOA or its representatives for their examination true and complete copies of FIBER-SEAL's books and records and its partnership interest transfer books.

2.32          Customers and Suppliers.  No unfilled customer order or commitment obligating FIBER-SEAL to deliver products or perform services will result in a loss to FIBER-SEAL upon completion of performance.  No purchase order or commitment of FIBER-SEAL is in excess of normal requirements, nor are prices provided therein in excess of current market prices for the products or services to be provided thereunder.  No Material supplier of FIBER-SEAL has indicated within the past year that it will stop, or materially decrease the rate of, supplying materials, products or services to FIBER-SEAL and no Material customer of FIBER-SEAL has indicated within the past year that it will stop, or materially decrease the rate of, buying, leasing or licensing materials, products or services from it. Section 2.32 of the FIBER-SEAL Disclosure Schedule sets forth a list of (a) each customer that accounted for more than 5% of the revenues of FIBER-SEAL during the last full fiscal year or the interim period through the Most Recent Balance Sheet and the approximate amount of revenues accounted for by such customer during each such period and (b) each supplier that is the sole supplier of any significant product or component to FIBER-SEAL.

2.33          [NOT USED]

2.34          Government Contracts.  FIBER-SEAL has never been, nor as a result of the consummation of the transactions contemplated by this Agreement is it reasonable to expect that it will be, suspended or debarred from bidding on contracts or subcontracts for any agency of the United States government, nor has such suspension or debarment been threatened or action for such suspension or debarment been commenced. FIBER-SEAL has never been nor is it now being audited or investigated by the United States Government Accounting Office, the United States Department of Justice, the United States Department of Defense or any of its agencies, the Defense Contract Audit Agency or the inspector general of any agency of the United States government, nor has such audit or investigation been threatened. There is no valid basis for FIBER-SEAL's suspension or debarment from bidding on contracts or subcontracts for any agency of the United States government and there is no valid basis for a claim pursuant to an audit or investigation by the United States Government Accounting Office, the United States Department of Justice, the United States Department of Defense or any of its agencies, the Defense Contract Audit Agency or the inspector general of any agency of the United States government, or any prime contractor.

2.35          Absence of Questionable Payments.  To the Knowledge of the PARTNERS, neither FIBER-SEAL nor any owner, officer, agent, employee or other Person acting on behalf of FIBER-SEAL has (a) used any of FIBER-SEAL's funds for improper or unlawful contributions, payments, gifts or entertainment, or made any improper or unlawful expenditures relating to political activity to government officials or others; (b) accepted or received any improper or unlawful contributions, payments, gifts or expenditures; (c) directly or indirectly given or agreed to give any gift or similar benefit to any customer, contractor, government, employee, or other Person who was or is in a possible position to help or hinder FIBER-SEAL, which gift or benefit (i) might subject FIBER-SEAL to any damages or penalties in any civil or criminal proceeding, (ii) might have had a Material Adverse Effect, or (iii) might have a Material Adverse Effect if not continued.

2.36          Bank Accounts.  Section 2.36 of the FIBER-SEAL Disclosure Schedule sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which FIBER-SEAL maintains safe deposit boxes or accounts of any nature and the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

2.37          Health of O'Brien.  To either PARTNER's Knowledge, Rick J. O'Brien is free from any terminal or disabling disease, affliction, or condition, or any disease, affliction, or condition that with the passage of time will become a terminal or disabling disease, affliction, or condition, and Rick J. O'Brien has no materially adverse medical history, nor, does he have in his past, any facts, circumstances, or symptoms that would reasonably indicate, to either PARTNER's Knowledge, that he may have a terminal or disabling disease, affliction, or condition.

2.38          Purchase Entirely for Own Account.  As more fully represented by the PARTNERS in their respective Investor's Representation Statement executed as of the Closing Date, each PARTNER represents to HSOA that the HSOA Shares to be issued to the PARTNERS hereunder are being acquired for investment for such PARTNER's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, other than to the partners of AMHERST (and their partners as well), and that neither PARTNER has any present intention of selling, granting any participation in, or otherwise distributing the same (except as noted above).  By executing this Agreement, each PARTNER further represents that it or he does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person with respect to any of the HSOA Shares.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF HSOA

HSOA represents and warrants to the PARTNERS, as of the Closing Date (which representations and warranties shall survive the Closing to the extent provided in Section 5.3 hereof), as follows:

3.1              Organization.  HSOA is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  SUBSIDIARY is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas.  HSOA is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect on HSOA or its subsidiaries, taken as a whole.  HSOA has all requisite corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it.  HSOA is not in default under or in violation of any provision of its Certificate of Incorporation or Bylaws as of the Closing Date.

3.2              Capitalization.  The authorized capital stock of HSOA consists of 50,000,000 shares of HSOA Common Stock, of which approximately 12,850,000 shares are issued and outstanding on the date hereof (excluding the HSOA Shares and any shares issued in connection with HSOA's acquisition of Horizon Cleaning & Restoration, Inc.), and 1,000,000 shares of preferred stock, $.001 par value per share, of which no shares are issued and outstanding on the date hereof.  All of the issued and outstanding shares of HSOA Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights.  All of the HSOA Shares will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid, nonassessable and free and clear of all liens, claims, pledges, options, adverse claims or charges of any nature whatsoever, other than the provisions of the Escrow Agreement with regard to the AMHERST Shares.  As of the date hereof, HSOA has outstanding under its stock option plans option grants to purchase approximately 2,000,000 shares of HSOA Common Stock, excluding any options contemplated by this Agreement and the transactions contemplated hereby.  HSOA also has outstanding warrants (excluding the Warrant and shares that could be purchased thereby) to purchase approximately 1,900,000 shares of HSOA Common Stock.

3.3              Authorization of Transaction.  HSOA and SUBSIDIARY each have all requisite power and authority to execute and deliver this Agreement and to perform their obligations hereunder.  The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby by HSOA have been duly and validly authorized by all necessary corporate action on the part of HSOA.  This Agreement has been duly and validly executed and delivered by HSOA and constitutes a valid and binding obligation of HSOA, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditor's rights generally, or by general equitable principles, and to the extent any indemnification or contribution provisions thereof may be limited by applicable federal or state securities laws.

3.4              Noncontravention.  Neither the execution and delivery of this Agreement nor the consummation by HSOA of the transactions contemplated hereby will (a) conflict with or violate any provision of the certificate of incorporation or Bylaws of HSOA, (b) require on the part of HSOA any filing with, or permit, authorization, consent or approval of, any Governmental Authority, other than any filing, permit, authorization, consent or approval which if not obtained or made would not have a Material Adverse Effect on the assets, business, financial condition, results of operations or future prospects of HSOA or on the ability of the Parties to consummate the transactions contemplated by this Agreement, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any Material contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which HSOA is a party or by which either is bound or to which any of their assets are subject, other than any conflict, breach, default, acceleration, termination, modification or cancellation which individually or in the aggregate would not have a Material Adverse Effect on the assets, business, financial condition, results of operations or future prospects of HSOA or on the ability of the Parties to consummate the transactions contemplated by this Agreement, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to HSOA or any of their properties or assets.

3.5              Reports and Financial Statements.  The PARTNERS have had access to, via the EDGAR system of the U.S. Securities and Exchange Commission (the "SEC"), each report, schedule and proxy statement filed by HSOA with the SEC dating back to January 1, 2000 (collectively, the "HSOA Reports") or before.  As of their respective dates, the HSOA Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  To the Knowledge of senior management of HSOA, no Material adverse development has occurred with respect to HSOA's business since its most recently filed Form 10-KSB or Form 10-QSB, except as disclosed in any HSOA Report (including, without limitation, any Form 8-K) filed or amended after the date of such Form 10-KSB or Form 10-QSB and except for any changes in the economy in general (or in the overall industry in which HSOA operates) or in any stock market or trading system (including, without limitation, any change in the value of any trading indices with respect thereto).

ARTICLE IV

CONDITIONS TO EFFECTIVENESS OF AGREEMENT

4.1              Conditions to Each Party's Obligations.  The effectiveness of this Agreement on the Closing Date is subject to the satisfaction of the following conditions:

(a)                no action, suit or proceeding shall be pending or threatened by or before any Governmental Authority wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect adversely the right of HSOA to own, operate or control any of the assets and operations of FIBER-SEAL following the Closing, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(b)                the Parties shall have duly executed and delivered this Agreement;

(c)                the delivery by HSOA of the HSOA Shares as set forth in Section 1.2(a) hereof;

(d)               the execution and delivery by HSOA to AMHERST of the Note, the Pledge Agreement (herein so called), and the Warrant;

(e)                the execution and delivery by HSOA, AMHERST and Escrow Agent of the Escrow Agreement, and the execution and delivery of a blank stock power for the Escrow Shares;

(f)                 the execution and delivery by HSOA/FIBER-SEAL and Rick J. O'Brien of an employment agreement in the form attached hereto as Exhibit E;

(g)                the execution and delivery by HSOA and Rick J. O'Brien of a stock option agreement in the form attached hereto as Exhibit F;

(h)                the execution and delivery by HSOA, AMHERST and GRASSMERE of a Repurchase Option Agreement in the form attached hereto as Exhibit G;

(i)                  the execution and delivery by HSOA and AMHERST of a Registration Rights Agreement in the form attached hereto as Exhibit H;

(j)                 FIBER-SEAL shall have obtained any waiver, permit, consent, approval, or other authorization, and effected any registration, filing or notice, referred to in Section 2.6;

(k)               Each of the Parties to this Agreement shall have performed or complied with the agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing Date;

(l)                  HSOA shall have received an Investor's Representation Statement prepared jointly by the PARTNERS in the form attached hereto as Exhibit I.

ARTICLE V

INDEMNIFICATION

5.1              Indemnification.

(a)                Each PARTNER shall jointly and severally indemnify HSOA, SUBSIDIARY, their successors and assigns, and the officers, directors, Affiliates, employees, shareholders, controlling persons and agents of HSOA and SUBSIDIARY (an "HSOA Indemnified Person"), and hold each of them harmless against and in respect of any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) (collectively, "Damages") incurred or suffered by any of them by reason of (i) a breach of any of the representations or warranties made by either PARTNER in this Agreement, (ii) the failure of either PARTNER to have good, valid and marketable title to the issued and outstanding Fiber-Seal Interests, free and clear of all liens, claims, pledges, options, adverse claims or charges of any nature whatsoever, or (iii) any claim by a partner, former partner, or alleged partner of FIBER-SEAL, or any other person (other than PARTNERS and their Affiliates), firm, corporation or entity, seeking to assert, or based upon: (A) ownership or rights to ownership of any equity interest in FIBER-SEAL; (B) any rights of a partner, including any option, preemptive rights or rights to notice or to vote; or (C) any claim that his, her or its equity interest was wrongfully repurchased by FIBER-SEAL.

(b)               HSOA agrees to indemnify and to hold harmless each PARTNER and their successors and assigns, and the officers, directors, Affiliates, employees, partners, shareholders, controlling persons and agents of each PARTHER (a "PARTNER Indemnified Person") against and in respect of any and all Damages incurred or suffered by any of them by reason of (i) a breach of any of the representations or warranties made by HSOA or SUBSIDIARY in this Agreement, or (ii) the failure of the HSOA Shares to be duly authorized, validly issued, fully paid and nonassessable.

5.2              Method of Asserting Claims.

(a)                If any person entitled to indemnification pursuant to Section 5.1 hereof (an "Indemnitee") is threatened in writing with any claim, or any claim is presented in writing to, or any action or proceeding is formally commenced against, any of the Indemnitees which may give rise to the right of indemnification hereunder, the Indemnitee will promptly give written notice thereof to each indemnifying party; provided, however, that any delay by an Indemnitee in so notifying the indemnifying party shall not relieve the indemnifying party of any liability to any of the Indemnitees hereunder except to the extent that the indemnifying party shall have been actually prejudiced as a result of such failure.

(b)               The indemnifying party or parties, by delivery of written notice to an Indemnitee within 30 days of notice of claim to indemnity from an Indemnitee, may elect to assume the defense of such claim, action or proceeding at the expense of the indemnifying party; provided, however, that (i) unless such written notice shall be accompanied by a written agreement of each indemnifying party acknowledging the liability of the indemnifying parties to the Indemnitees as a result of this Agreement for any indemnified damage which any Indemnitee might incur or suffer as a result of such claim, action or proceeding or the contesting thereof, each indemnifying party shall be jointly and severally liable for the attorneys' fees and expenses of the Indemnitee, if any, incurred in connection with defending such claim; (ii) counsel undertaking such defense shall be reasonably acceptable to the Indemnitee; (iii) the indemnifying parties shall mutually elect to contest such claim, action or proceeding and shall conduct and settle such contest in a joint manner, and if the indemnifying parties shall fail at any time to agree, the Indemnitee shall have no obligation to contest such claim, action or proceeding; and (iv) if the Indemnitee requests in writing that such claim, action or proceeding not to be contested, then it shall not be contested but shall not be covered by the indemnities provided herein. The indemnifying parties may settle an indemnifiable matter after delivering a written description of the proposed settlement to and receiving consent from the Indemnitee. In the event the Indemnitee unreasonably declines to consent to such settlement, then the Indemnitee shall have no right to indemnification beyond the amount of the proposed settlement. In the event the indemnifying parties jointly elect to contest an indemnifiable matter, HSOA and the PARTNERS shall permit the other party reasonable access to their respective books and records and shall otherwise cooperate in connection with such claim. If the indemnifying parties do not jointly elect to contest an indemnifiable matter, they shall cooperate with the Indemnitee to the extent any of them has knowledge of facts or circumstances relating to such matter, and the Indemnitee shall have the exclusive right to prosecute, defend, compromise, settle or pay any claim, but the Indemnitee shall not be obligated to do so; provided, however, that, should the Indemnitee elect not to exercise its right exclusively to prosecute, defend, compromise, settle or pay such claim, any indemnifying party may elect to do so at its sole expense.

5.3              Survival.  The representations and warranties of the Parties set forth in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and continue until 12 months after the Closing Date and shall not be affected by any examination made for or on behalf of any Party or the Knowledge of any of their respective officers, directors, Partners, employees or agents.

5.4              Limitations on Indemnification.

                        (a)        Notwithstanding any provision of this Agreement to the contrary, no HSOA Indemnified Persons or PARTNER Indemnified Persons shall be entitled to indemnification or to otherwise recover any amount unless and until one or more claims (of whatever individual value) identifying Damages in excess of $25,000 in the aggregate (the "Basket Amount") has or have been delivered to the indemnifying party, in which case such HSOA Indemnified Persons or PARTNER Indemnified Persons shall be entitled to recover all Damages so identified.  Furthermore, in no event shall the liability of any indemnifying party exceed an aggregate of $1,120,000.  Notwithstanding the foregoing, no limitation on indemnification contained in this Section 5.4 shall apply to any Damages arising out of or relating to intentional misrepresentations or actions constituting fraud by HSOA, SUBSIDIARY, or either PARTNER in connection with representations and actions pursuant to this Agreement.

                        (b)        Notwithstanding any provision of this Agreement to the contrary, no HSOA Indemnified Person shall be entitled to recover any amount pursuant to this Article V unless and until (i) the Note has been paid in full, or (ii) the HSOA Indemnified Person can reasonably show that the Damages will remain following the exercise of the rights to repurchase FIBER-SEAL Interests pursuant to the Repurchase Option Agreement.  Thus, for example, if there is a breach of a representation regarding litigation, FIBER-SEAL pays the expenses associated with such breached representation, and the FIBER-SEAL Interests are repurchased pursuant to the Repurchase Option Agreement, then no HSOA Indemnified Person is entitled to be indemnified for Damages attributable to such breached representations except for those directly suffered by such Person.

                        (c)        Any amounts payable by a PARTNER to an HSOA Indemnified Person may be paid, at the election of the PARTNER in either cash or HSOA Shares.  If the Damages are paid in HSOA Shares, the value of such shares shall be $2.00 per share (irrespective of the price at which they trade in the marketplace).

ARTICLE VI

POST-CLOSING COVENANTS AND AGREEMENTS

6.1              Non-Competition.  In order to ensure that HSOA will realize the benefits of the transactions contemplated hereby, GRASSMERE and AMHERST, and each of their respective Affiliates, hereby covenant and agree that they will not, during the Restricted Period (defined below):

(a)        directly or indirectly, in any capacity whatsoever, individually or on behalf of any other person or entity, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend their name or any similar name to, lend their credit to or render services or advice to, any business engaged or about to become engaged in the Business of HSOA, or any of its Affiliates, in the Market Area (defined below).  For purposes of this Agreement, the Business of HSOA and its Affiliates includes, but is not limited to, (i) all those products and services that are presently or hereafter marketed by HSOA or any of its Affiliates (including FIBER-SEAL), or that are in the development stage on the last day of the Restricted Period; (ii) the business of selling and franchising the Fiber-Seal®furniture care system.

(b)        directly or through an Affiliate, solicit any Person that is a Current Customer (as defined in Article VII) of HSOA or its Affiliates for purposes of selling products or services to such Person that are in competition with the products and services offered or sold by HSOA or its Affiliates.

(c)        employ, either directly or through an Affiliate, any employee of HSOA or its Affiliates or any individual who was an employee of HSOA or its Affiliates during the 18 months immediately preceding the Restricted Period, and agrees not to solicit, or contact in any manner that could reasonably be construed as a solicitation, either directly or through an Affiliate, any employee of HSOA or its Affiliates for the purpose of encouraging such employee to leave or terminate his or her employment with HSOA or its Affiliates.

(d)        solicit, either directly or through an Affiliate, a vendor or supplier of HSOA or its Affiliates for purposes of encouraging such vendor or supplier to cease or diminish providing products or services to HSOA or its Affiliates, or to change adversely the terms under which such vendor or supplier provides such products or services to HSOA or its Affiliates.

(e)        interfere with HSOA's relationship with any Person who at the relevant time is an employee, contractor, supplier, or customer of HSOA or its Affiliates.

(f)         Restricted Period.  For purposes of this Section 6.1, the term "Restricted Period" means the period commencing with the Closing Date and terminating upon the earlier of: (i) July 31, 2006; (ii) the date on which the FIBER-SEAL is reacquired either pursuant to the Pledge Agreement or the Repurchase Option (which are being executed simultaneously with this Agreement); or (iii) the date on which Rick J. O'Brien's employment agreement with HSOA (which is being executed simultaneously with this Agreement) is terminated without "Cause" or with "Good Reason" as such terms are defined in such employment agreement.

(g)        Market Area.  For purposes of this Section 6.1, the term "Market Area" means the State of Texas, and any other state or province in which FIBER-SEAL has provided goods or services within the twelve months prior to the last day of the Restricted Period.

(h)        Reformation.  If any covenant in this Section 6.1 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as an arbitrator or a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against GRASSMERE.

            6.2       Stock Option Grants.  Upon the Closing Date, HSOA shall seek the approval of its Board of Directors  to establish a pool of 60,000 stock options to grant to employees of FIBER-SEAL, with individual grants made upon the recommendation of Rick J. O'Brien.

            6.3       Appointment of O'Brien to HSOA's Board.  If AMHERST and GRASSMERE have not exercised their repurchase option at the time such Repurchase Option expires, HSOA shall seek the approval of its Board of Directors to appoint Rick J. O'Brien to HSOA's Board of Directors immediately upon the expiration of the Repurchase Option.

ARTICLE VII

DEFINITIONS

            The following terms as used in this Agreement shall have the meanings set forth below:

            "Affiliate" shall mean, as to any Person, any Person controlled by, controlling, or under common control with such Person, and, in the case of a Person who is an individual, a member of the family of such individual consisting of a spouse, sibling, in-law, lineal descendant, or ancestor (including by adoption), and the spouses of any such individuals.  For purposes of this definition, "control" (including the terms "controlling", "controlled by" and "under common control with") of a Person means the possession, directly or indirectly, alone or in concert with others, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of securities, by contract or otherwise, and no Person shall be deemed in control of another solely by virtue of being a director, officer or holder of voting securities of any entity.  A Person shall be presumed to control any partnership of which such Person is a general partner.

            "Code" shall mean the Internal Revenue Code of 1986, as amended.  All references herein to sections of the Code shall include any corresponding provision or provisions of succeeding law.

            "Current Customer" shall mean any Person who is currently utilizing any product or service sold or provided by HSOA or any of its Affiliates; any Person who utilized any such product or service within the previous 12 months; and any Person with whom HSOA or any of its Affiliates is currently conducting negotiations concerning the utilization of such products or services.

            "Environmental Laws" shall mean laws, including, without limitation, federal, state, or local laws, ordinances, rules, regulations, interpretations, and orders of courts or administrative agencies or authorities relating to pollution, environmental protection, health and safety, or similar laws (including, without limitation, ambient air, surface water, ground water, land surface, and subsurface strata), including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended ("CERCLA"), the Federal Clean Water Act ("CWA"), the Safe Drinking Water Act ("SDWA"), the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), the Clean Air Act ("CAA"), the Emergency Planning and Community Right to Know Act ("EPCRA"), the Occupational Safety and Health Act ("OSHA"), and other laws relating to pollution or protection of the environment, or to the manufacturing, processing, distribution, use, treatment, handling, storage, disposal, or transportation of Polluting Substances (defined below).

            "Governmental Authority" means any nation or government, any state, regional, local, or other political subdivision thereof, and any entity or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

            "Knowledge" - An individual shall be deemed to have "knowledge" of a particular fact or other matter if (i) such individual is actually aware of such fact or other matter, or (ii) a prudent person serving in the same capacity as such individual would be expected to discover or otherwise become aware of such fact or other matter in the course of performing the official duties of such individual.  A corporation shall be deemed to have "knowledge" of a particular fact or other matter if any individual serving as a director or officer (or in any similar capacity) of the corporation has Knowledge (as set forth above) of such fact or other matter.  A PARTNER will be deemed to have Knowledge if, but only if, Rick J. O'Brien has such Knowledge.

            "Material" when capitalized and used in reference to the business, products or financial situation of the party to which the reference relates shall be construed, except as specifically provided, to qualify the matter referred to herein to matters with an effect on the financial condition of that party in excess of $25,000.  When the word "material" is not capitalized it shall mean material with respect to the matter referenced.  For example, a reference to a material breach of a particular agreement would mean a breach that is material with respect to the particular contract (and not necessarily with respect to the overall business of the party).

            "Material Adverse Effect" means any development, change, or effect that is adverse to the business, properties, tangible or intangible assets, net worth, condition (financial or other), results of operations, or business prospects of the party to which the reference relates that is Material.

            "Person" shall have the meaning given in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended, as modified and used in Sections 13(d)(3) and 14(d)(2) of such act.

            "Polluting Substances" shall be construed broadly to include (a) asbestos, (b) petroleum products or wastes, (c) biomedical or biological wastes, and (d) all pollutants, contaminants, chemicals, or industrial, toxic, or hazardous substances or wastes and shall include, without limitation, any flammable explosives, radioactive materials, oil, hazardous materials, hazardous or solid wastes, hazardous or toxic substances or regulated materials defined in CERCLA, CWA, SDWA, RCRA, EPCRA, and CAA and/or any other Environmental Laws, as amended, and in the regulations adopted and publications promulgated thereto; provided, to the extent that the laws of the State of Massachusetts establish a meaning for "hazardous substance," "hazardous waste," "hazardous materials," "solid waste," or "toxic substance," which is broader than that specified in any of  CERCLA, CWA, SDWA, RCRA, EPCRA, and CAA or other Environmental Laws such broader meaning shall apply.

            "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge, or other lien (whether arising by contract or by operation of law), other than (i) mechanic's, materialmen's, and similar liens, (ii) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation, and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business consistent with past custom and practice and in amount (including with respect to frequency and amount) ("Ordinary Course of Business") that would not have a Material Adverse Effect, taken as a whole.

ARTICLE VIII

MISCELLANEOUS

8.1              Press Releases and Announcements.  No Party shall issue any press release or public disclosure relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing Party shall advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

8.2              No Third Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

8.3              Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, with respect to the subject matter hereof, including the letter of intent dated March 13, 2003, and any nondisclosure agreement entered into prior to the date hereof.

8.4              Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.  By executing this Agreement, GRASSMERE and AMHERST hereby assign to HSOA any and all rights of indemnification from the party from whom they acquired FIBER-SEAL and/or FIBER-SEAL's existing operations, and GRASSMERE and AMHERST agree to cooperate fully with HSOA in obtaining such indemnification on behalf of HSOA if such circumstances arise.

8.5              Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  Facsimile signatures delivered shall be deemed to constitute originals.

8.6              Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

8.7              Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing.  Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid; one business day after it is sent via a reputable nationwide overnight courier service; or upon receipt if delivered personally, in each case to the intended recipient as set forth below:

If to either PARTNER:	Copy to:
Rick J. O'Brien 5565 Red Bird Center Drive Suite 150 Dallas, TX 75237	Scot O'Brien, Esq. Hallett & Perrin, P.C. 2001 Bryan Street, Suite 3900 Dallas, TX 75201

If to HSOA or SUBSIDIARY:	Copy to:
R. Andrew White President and CEO Home Solutions of America, Inc. 11850 Jones Road Houston, Texas 77070	J. Paul Caver, Esq. 3102 Maple Avenue Suite 220 Dallas, Texas 75201

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means, but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended.  Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

8.8              Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Delaware.

8.9              Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties.  No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

8.10          Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

8.11          Expenses.  Each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, and FIBER-SEAL shall have no liability for legal fees pertaining to this Agreement on the Closing Date.

8.12          Specific Performance.  Each of the Parties acknowledges and agrees that one or more of the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions of Section 8.13), in addition to any other remedy to which it may be entitled, at law or in equity.

8.13          Submission to Jurisdiction.  HSOA and SUBSIDIARY each hereby (a) submits to the jurisdiction of any state or federal court sitting in Dallas County, Texas in any action or proceeding arising out of or relating to this Agreement that is brought by GRASSMERE or AMHERST, and (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court.  GRASSMERE and AMHERST each agrees not to bring any action or proceeding arising out of or relating to this Agreement in any court other than one sitting in Dallas County, Texas.  GRASSMERE or AMHERST each hereby (a) submits to the jurisdiction of any state or federal court sitting in Harris County, Texas in any action or proceeding arising out of or relating to this Agreement that is brought by HSOA or SUBSIDIARY, and (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court.  HSOA and SUBSIDIARY each agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court other than one sitting in Harris County, Texas.  Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto.  Any Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 8.7.  Nothing in this Section 8.13, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

8.14          Construction.  The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Party.  Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

8.15          Incorporation of Schedules.  The Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

HOME SOLUTIONS OF AMERICA, INC.

By:________________________________
R. Andrew White
President and Chief Executive Officer

FSS HOLDING CORP.
By:________________________________
R. Andrew White
President

PARTNERS:

GRASSMERE COMPUTER PRODUCTS, INC.

By:
Name: Rick J. O'Brien
Title: President

MERRITT COMPUTER PRODUCTS, L.P.
(d/b/a Amherst Merritt International)

By: Grassmere Computer Products, Inc.
Its: General Partner

By:
Name: Rick J. O'Brien
Title: President

i

2.25 Employee Benefits	12
2.26 Environmental Matters	12
2.27 Legal Compliance	13
2.28 Permits	13
2.29 Certain Business Relationships With Affiliates	13
2.30 [NOT USED	14
2.31 Books and Records	14
2.32 Customers and Suppliers	14
2.33 [NOT USED	13
2.34 Government Contracts	14
2.35 Absence of Questionable Payments	14
2.36 Bank Accounts	15
2.37 Health of O'Brien	15
2.38 Purchase Entirely for Own Account	15
ARTICLE III REPRESENTATIONS AND WARRANTIES OF HSOA	15
3.1 Organization	15
3.2 Capitalization	15
3.3 Authorization of Transaction	16
3.4 Noncontravention	16
3.5 Reports and Financial Statements	16
ARTICLE IV CONDITIONS TO EFFECTIVENESS OF AGREEMENT	17
4.1 Conditions to Each Party's Obligations	17
ARTICLE V INDEMNIFICATION	18
5.1 Indemnification	18
5.2 Method of Asserting Claims	19
5.3 Survival	19
5.4 Limitations on Indemnification	20
ARTICLE VI POST-CLOSING COVENANTS AND AGREEMENTS	20
6.1 Non-Competition	20
6.2 Stock Option Grants	21
6.3 Appointment of O'Brien to HSOA's Board	22
ARTICLE VII DEFINITIONS	22

ii

ARTICLE VIII MISCELLANEOUS	24
8.1 Press Releases and Announcements	24
8.2 No Third Party Beneficiaries	24
8.3 Entire Agreement	24
8.4 Succession and Assignment	24
8.5 Counterparts	24
8.6 Headings	24
8.7 Notices	24
8.8 Governing Law	25
8.9 Amendments and Waivers	25
8.10 Severability	25
8.11 Expenses	25
8.12 Specific Performance	26
8.13 Submission to Jurisdiction	26
8.14 Construction	26
8.15 Incorporation of Schedules	26

Exhibit A - Form of Promissory Note
Exhibit B - Form of Partnership Interest Pledge Agreement
Exhibit C - Form of Warrant
Exhibit D - Form of Escrow Agreement
Exhibit E - Form of Employment Agreement
Exhibit F - Form of Stock Option Agreement
Exhibit G - Form of Repurchase Option Agreement
Exhibit H - Form of Registration Rights Agreement
Exhibit I   - Form of Investor's Representation Statement

FIBER-SEAL DISCLOSURE SCHEDULES

iii

EXHIBIT A

FORM OF PROMISSORY NOTE

EXHIBIT B

FORM OF PARTNERSHIP INTEREST PLEDGE AGREEMENT

EXHIBIT C

FORM OF WARRANT

EXHIBIT D

FORM OF ESCROW AGREEMENT

EXHIBIT E

FORM OF EMPLOYMENT AGREEMENT

EXHIBIT G

FORM OF REPURCHASE OPTION AGREEMENT

EXHIBIT H

FORM OF REGISTRATION RIGHTS AGREEMENT

EXHIBIT I

FORM OF INVESTOR'S REPRESENTATION STATEMENT

FIBER-SEAL DISCLOSURE SCHEDULES